Exhibit 99.1

Pacific Software Inc. Announces Establishment of Advisory Board

January 19, 2017. Laguna Beach, CA. Pacific Software Inc. (ticker symbol OTC: PFSF) is pleased to announce the establishment of an independent Advisory Board to be implemented as soon as practicable which is expected to interface with the Board of Directors of the company.

The Advisory Board has been structured to assist the company in the development path of its business model as a Social Media Network platform which could generate significant political cross references and social implications amongst savvy online media followers.

Pacific Software Inc. has recently acquired Grandwall.com, which intends to position itself as an Augmented Reality (AR) and Virtual Reality (VR) political social media platform. It intends to feature a state of the art “digital” wall erected on the border between Mexico and the Unites States of America.

Grandwall.com is a non-partisan platform which may be used by social media advocates and followers in order to express their views and opinions on the highly controversial and debated topic of the construction of a physical border wall between the USA and Mexico.

As a result, Grandwall.com may become the largest digital canvas globally, displaying millions of personal beliefs, perspectives, comments and viewpoints on the efficacy of the proposed wall construction. The project was conceptualized and advocated by President-Elect Donald Trump and showcased in his election campaigns, in an effort to minimize the unlawful entry of illegal immigrants into the USA for national security concerns.

Multiple research reports predict that within 10 years, AR and VR would produce revenue in the tens of billions of dollars. The market size for AR applications alone is expected to approach several billion USD by 2020. The sector is anticipated to receive the majority of investment in content development approximating 78% according to a survey conducted by global law firm Perkins Coie LLP. Furthermore, they discovered that 2016 saw already some heavy growth projections for Augmented and Virtual Reality (AR/VR) projects.

The survey results, along with industry developments, make it clear that 2017 will be key for AR and VR. One survey respondent took a big picture – and remarkably simple – view in predicting how AR and VR would develop in the years ahead: “Compelling content will drive demand. Demand will drive technology. Technology will drive the masses. Masses will expand the markets. Make the content commercially viable and the chain will follow,” which describes the Company’s strategy and its approach behind the GrandWall network which will be significantly supported by the newly created Advisory Board.

Memberships to Grandwall.com may be available to everyone, and there may be no restrictions on what members could publish on their wall pieces of the digital border wall (#boarderwall) as protected by the First Amendment, whether they support President-Elect Donald Trump (@RealDonaldTrump) and his proud “Make America Great Again” movement (#MakeAmericaGreatAgain) or whether they support or voted for Hillary Clinton (@HillaryClinton) and her “Stronger Together” campaign (#StrongerTogether) or any other candidate.

About Us: Pacific Software Inc. is a U.S. corporation which has acquired social media platform Grandwall.com, its software and related assets. Our team of software developers and Internet specialists have worked on projects with over 500 agencies and clients in the USA, EU, UK, and other countries. Once fully designed, engineered and online Grandwall.com may be characterized as a “third generation” social media platform in the emerging augmented reality (AR) and virtual reality (VR) technology space with worldwide applications.

Contact: For further information please visit our social network at www.grandwall.com and our corporate website at www.pacificsoftwareinc.com or call us or email us at any time.

Pacific Software Inc.

Harrysen Mittler, Chairman and CEO

chairman@grandwall.com

Heide Morris, Investor Relations

investors@grandwall.com

Address:

537 S. Coast Hwy

Laguna Beach

CA 92651

U.S.A.

Safe Harbor Notice: Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements.